CONTACT:

Bell Industries, Inc.
Russell A. Doll/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES RECEIVES UNSOLICITED PROPOSAL
FROM ZEFF CAPITAL PARTNERS

— Announces That It Has Been Reviewing Strategic Alternatives —

El Segundo, California – September 8, 2005 – Bell Industries, Inc. (AMEX:BI) said today that it received an unsolicited proposal from Zeff Capital Partners, LLC to acquire 100% of the company’s outstanding common stock for a price of $2.55 per share in cash. In accordance with its fiduciary duties, the Board of Directors considered the proposal and concluded that the proposal was inadequate from a financial point of view and not in the best interests of the company or its shareholders.

Bell Industries also announced that it has previously engaged investment bankers to advise its Board of Directors regarding strategic alternatives for the company in order to maximize shareholder value.

About Bell Industries, Inc.

Bell’s primary business, the Tech.logix Group, offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Support services include help desk support, desk side support, technical maintenance services, and reverse logistics and depot services. Bell also distributes after-market parts and accessories to the recreational vehicle market and manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.

Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the company’s filings with the Securities and Exchange Commission, including Factors That May Affect Future Results of Operations included in the Form 10-K for the year ended December 31, 2004 and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended June 30, 2005. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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